EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-84906) pertaining to the Anthem 401(k) Plan of our report dated June 24, 2022 with respect to the financial statements and schedule of the Anthem 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP
Indianapolis, Indiana
June 24, 2022